Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES
FIRST QUARTER 2017 RESULTS

NEW ALBANY, OHIO, May 4, 2017 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the first quarter ended March 31, 2017.

	First Quarter
	2017		2016
($ in millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$173.4	$173.4	$180.3	$180.3
Operating Income	$4.6	$8.0	$8.6	$9.5
Net Income	$0.6	$2.5	$2.6	$3.1
Basic and Diluted EPS	$0.02	$0.08	$0.09	$0.10
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures )

Patrick Miller, President and CEO, stated, “In comparison to Q3 and Q4 of 2016, we are seeing top line improvements resulting from better than expected order levels in heavy duty truck production in North America as well as the strengthening of the global construction segments we serve. Generally, our customers who produce large construction machinery including earth moving, mining, and paving are driving higher orders. We are encouraged by these positive market dynamics.”

Tim Trenary, Chief Financial Officer, stated, “Sales are off 4 percent period-over-period, but up 16 percent sequentially reflecting improving heavy-duty truck build in North America and global construction equipment build. This improvement in our two largest end markets, when taken together with our operational improvement and restructuring efforts and cash build on the balance sheet positioned us to refinance the Company’s $235 million in senior secured notes. Accordingly, last month we closed a $175 million institutional term loan facility with a maturity date of April 2023. Pro forma for this refinancing, we were able to delever the Company and reduce the Company’s interest expense by about $6 million annually. We also took this opportunity to upsize our revolving credit facility to $65 million from $40 million and to extend the facility to 2022. We are happy to have completed this refinancing and expect it to contribute to value creation for our shareholders in the future.”

Consolidated Results

First Quarter 2017 Results

•
First quarter 2017 revenues were $173.4 million compared to $180.3 million in the prior-year period, a decrease of 3.8 percent. The decrease in revenues period-over-period reflects lower heavy-duty truck production in North America offset somewhat by improvement in the global construction markets we serve. Foreign currency translation adversely impacted first quarter 2017 revenues by $2.8 million, or by 1.5 percent when compared to the same period in the prior year.

•
Operating income for the first quarter 2017 was $4.6 million compared to operating income of $8.6 million in the prior year period. The decrease in operating income period-over-period was primarily the result of lower revenues, the increased reserve reflecting the recent litigation settlement of a contract dispute with a consultant, and approximately $4.0 million as a result of the production challenges in our North American wire harness operations, partially offset by operational improvements and the benefit of cost reduction and restructuring actions. First quarter 2017 results include $1.1 million of costs associated with our ongoing restructuring initiatives and other related expenditures, and $2.4 million associated with the litigation settlement. First quarter 2016 results include $0.3 million of costs associated with the restructuring initiatives, and $0.6 million related to the write-down of assets held for sale.

•
Net income was $0.6 million for the first quarter 2017, or $0.02 per diluted share, compared to net income of $2.6 million in the prior year period, or $0.09 per diluted share. Earnings per share, as adjusted for special items, were $0.08 per diluted share in the first quarter 2017 compared to $0.10 per diluted share in the prior-year period.

For the period ending March 31, 2017, the Company did not have any borrowings under its asset-based revolver. At March 31, 2017, the Company had liquidity of $157 million: $119 million of cash and $38 million of availability from our asset based revolver.

On April 12, 2017 the Company closed a $175 million Term Loan and Security Agreement ("TLS Agreement") with interest at LIBOR plus 600 and a maturity date of April 12, 2023 to refinance the Company’s $235 million 7.875% notes due April 2019 (the “7.875% notes”). Concurrent with the closing of the TLS Agreement, a notice of redemption of the 7.875% notes, the proceeds from the term loan and approximately $74 million of cash was delivered to the trustee to retire the 7.875% notes and to pay accrued interest. On the same date, the Company also entered into a Third Amended and Restated Loan and Security Agreement upsizing its revolving credit facility to $65 million from $40 million and extending the maturity date to April 2022 from April 2018.

Segment Results

Global Truck and Bus Segment

First Quarter 2017 Results

•
Revenues for the Global Truck and Bus Segment in the first quarter 2017 were $102.1 million compared to $116.5 million for the prior year period, a decrease of 12.4 percent primarily resulting from lower North American heavy-duty truck production when compared to the same period in the prior year.

•
Operating income for the first quarter 2017 was $8.3 million compared to operating income of $11.0 million in the prior year period. The decrease in operating income period-over-period is primarily the result of the decrease in revenues and launch costs associated with new product ramp-ups. First quarter 2017 results include $1.0 million of costs associated with our ongoing restructuring initiatives and other related expenditures. First quarter 2016 results include $0.1 million of costs associated with the restructuring initiatives.

Global Construction and Agriculture Segment

First Quarter 2017 Results

•
Revenues for the Global Construction and Agriculture Segment in the first quarter 2017 were $73.5 million compared to $65.8 million in the prior year period, an increase of 11.8 percent. The global construction markets for which we manufacture products are generally improving. Foreign currency translation adversely impacted first quarter 2017 revenues by $2.9 million, or by 4.4 percent when compared to the same period in the prior year.

•
Operating income for the first quarter 2017 was $3.3 million compared to operating income of $3.8 million for the prior year period. The decrease in operating income period-over-period resulted primarily from the production challenges in our North American wire harness operations, partially offset by the increase in volume and the benefit of the cost reduction and restructuring actions. First quarter 2017 and 2016 results each include $0.1 million of costs associated with our ongoing restructuring initiatives.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

2017 End Market Outlook

Management estimates that the 2017 North American Class 8 truck production will be in the range of 215,000 - 235,000 units, as compared to 228,000 units in 2016; North American Class 5-7 production is expected to be up slightly year-over-year. The global construction markets we serve in Europe, Asia, and North America are improving.

CONFERENCE CALL

A conference call to discuss this press release is scheduled for Friday, May 5, 2017, at 10:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 7179605.

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 7179605.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility and term loan facility; (x) fluctuation in interest rates relating to its term loan facility and revolving credit facility; (xi) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiii) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xiv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xv) changes to domestic manufacturing initiatives impacting our effective tax rate related to products manufactured either in the United States or in international jurisdictions; (xvi) implementation of tax changes, by the United States or another international jurisdiction, related to products manufactured in one or more jurisdictions where we do business; and (xvii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2016. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$173,416	$180,291
Cost of Revenues	151,913	154,587
Gross Profit	21,503	25,704
Selling, General and Administrative Expenses	16,619	16,790
Amortization Expense	327	334
Operating Income	4,557	8,580
Interest and Other Expense	4,565	4,857
(Loss) Income Before Provision for Income Taxes	(8)	3,723
(Benefit) Provision for Income Taxes	(636)	1,160
Net Income	$628	$2,563

Earnings per Common Share:
Basic and Diluted	$0.02	$0.09

Weighted Average Shares Outstanding:
Basic	29,872	29,449
Diluted	30,194	29,509

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash	$118,997	$130,160
Accounts receivable, net of allowances of $3,877 and $3,881, respectively	113,827	97,793
Inventories	76,443	71,054
Other current assets	16,542	9,941
Total current assets	325,809	308,948
Property, plant and equipment, net of accumulated depreciation of $136,200 and $137,879, respectively	65,027	66,041
Goodwill	7,955	7,703
Intangible assets, net of accumulated amortization of $7,492 and $7,048, respectively	15,452	15,511
Deferred income taxes, net	29,654	28,587
Other assets	2,259	1,975
Total assets	$446,156	$428,765
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$74,120	$60,556
Accrued liabilities and other	46,340	45,699
Current portion of long-term debt	66,337	—
Total current liabilities	186,797	106,255
Long-term debt	167,015	233,154
Pension and other post-retirement benefits	19,069	18,938
Other long-term liabilities	3,239	2,728
Total liabilities	376,120	361,075
Stockholders' Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 29,873,953 and 29,871,354 shares issued and outstanding, respectively)	299	299
Treasury stock, at cost: 1,014,413 shares, as of March 2017 and December 2016	(7,753)	(7,753)
Additional paid-in capital	238,003	237,367
Retained deficit	(112,750)	(113,378)
Accumulated other comprehensive loss	(47,763)	(48,845)
Total stockholders’ equity	70,036	67,690
Total liabilities and stockholders’ equity	$446,156	$428,765

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three months ended March 31,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$101,864	$116,283	$71,552	$64,008	$—	$—	$173,416	$180,291
Intersegment Revenues	225	219	1,953	1,761	(2,178)	(1,980)	—	—
Total Revenues	$102,089	$116,502	$73,505	$65,769	$(2,178)	$(1,980)	$173,416	$180,291
Gross Profit	14,038	17,823	7,822	8,306	(357)	(425)	21,503	25,704
Selling, General & Administrative Expenses	5,453	6,495	4,483	4,491	6,683	5,804	16,619	16,790
Operating Income	8,293	11,029	3,305	3,780	(7,041)	(6,229)	4,557	8,580

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Operating Income, as reported	$4,557	$8,580
Restructuring and other related expenditures [1]	1,073	272
Impaired asset [2]	—	616
Litigation settlement [3]	2,377	—
Adjusted Operating Income	$8,007	$9,468

Operating Income Margin, as reported	2.6%	4.8%
Restructuring and other related expenditures [1]	0.6	0.2
Impaired asset [2]	—	0.3
Litigation settlement [3]	1.4	—
Adjusted Operating Income Margin	4.6%	5.3%

Net Income, as reported	$628	$2,563
Restructuring and other related expenditures [1]	1,073	272
Impaired asset [2]	—	616
Litigation settlement [3]	2,377	—
Income tax [4]	(1,553)	(400)
Adjusted Net Income	$2,525	$3,051

Basic and Diluted EPS, as reported	$0.02	$0.09
Restructuring and other related expenditures, net of tax [1]	0.02	—
Impaired Asset, net of tax [2]	—	0.01
Litigation settlement, net of tax [3]	0.04	$—
Adjusted Basic and Diluted EPS	$0.08	$0.10
[1] Costs associated with restructuring, including employee severance and retention costs, lease cancellation costs, building repairs, costs to transfer equipment, and other related expenditures.
[2] Write down to market value of assets held for sale.
[3] Settlement of consulting contract litigation.
[4] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items. This rate may not reflect the effective tax rate for the periods presented.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that management believes reflect the cost reduction and restructuring actions being undertaken by the Company. These items and charges that are excluded have taken place over multiple prior periods without predictable trends. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and to, in part, determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.